Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw	4 West Second Street
	Corporate Secretary	Riverhead, NY 11901
	(631) 727-5667	(631) 727-5667 (Voice) -(631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP ELECTS JOHN D. STARK, JR. DIRECTOR

Riverhead, New York, June 25, 2007, — Suffolk Bancorp (NASDAQ—SUBK) announced that the Board of Directors, at its regular meeting today, elected John D. Stark, Jr. as director of Suffolk Bancorp and its subsidiary, Suffolk County National Bank.

Chairman Thomas S. Kohlmann, remarked, “Mr. Stark brings us more than 20 years experience in engineering, land development, construction, and business management. He also brings a unique understanding of our core communities and traditional markets on Long Island, and how they have evolved in recent years. Further, as the youngest member of our board, he is a representative of Suffolk Bancorp’s future, and the Company’s commitment to long-term, shareholder value. We welcome him aboard with great satisfaction, and look forward to his guidance and participation for many years to come.”

Since 1996, Mr. Stark has been a Vice President of the Foxwood Corporation, a developer and operator of the private retirement community, Foxwood Village, located in Riverhead, New York. Prior to that, he served as Product Safety Engineer in the industrial machinery division TÜV Produce Service, Inc. of Danvers, Massachusetts; as Product Development Engineer for Galileo Electro-Optics Corp of Sturbridge, Massachusetts; and Product Manager and Senior Applications Engineer for Dolan Jenner Industries of Woburn, Massachusetts. A native of Riverhead, he is a graduate of Riverhead’s own Mercy High School, and holds a BSME from Northeastern University in Boston, Massachusetts, as well as a Certificate in Geometrical Optics from the University of Rochester. He lives in Riverhead with his wife.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 27 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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